NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q4 2020

DALLAS (March 26, 2021) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended December 31, 2020. For the three months ended December 31, 2020, we reported a net loss attributable to common shares of $1.5 million or $0.17 per diluted share, compared to $7.2 million or $0.82 per diluted share for the same period in 2019.

Financial Highlights

•We collected approximately 96% of our fourth quarter rents, comprised of approximately 96% from multifamily tenants and approximately 97% from office tenants.
•Occupancy remains stable at 91% at December 31, 2020 and 2019.
•On November 30, 2020, we issued $19.7 million in additional Series A bonds.

Financial Results

Rental revenues increased $5.5 million from $11.9 million for the three months ended December 31, 2019 to $17.4 million for the three months ended December 31, 2020. The increase in rental revenue is primarily due to a $6.0 million lease termination payment at Browning Place. We have replaced the terminated tenant with a new tenant at increased rents.

Net operating income (“NOI”) was $4.0 million for three months ended December 31, 2020, compared to a net loss of $2.0 million for the same period in 2019. The $6.0 million increase in NOI is primarily due to an increase in rental revenue as discussed above.

Net loss attributable to common shares decreased $5.7 million from $7.2 million for the the three months ended December 31, 2019 to $1.5 million for the three months ended December 31, 2020. The decrease in net loss is primarily attributed to a $6.0 million increase in NOI as discussed above.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental revenues	$17,448	$11,909	$51,909	$46,231
Other income	1,228	493	5,113	1,823
Total revenue	18,676	12,402	57,022	48,054
Expenses:
Property operating expenses	5,853	6,491	24,360	25,213
Depreciation and amortization	4,417	3,415	14,755	13,379
General and administrative	2,224	2,236	9,287	8,704
Advisory fee to related party	2,165	2,214	8,648	8,410
Total operating expenses	14,659	14,356	57,050	55,706
Net operating income (loss)	4,017	(1,954)	(28)	(7,652)
Interest income	5,558	4,939	18,660	19,607
Interest expense	(7,375)	(8,174)	(29,374)	(31,816)
Loss on foreign currency transactions	(14,152)	(1,812)	(13,378)	(15,108)
Loss on extinguishment of debt	—	—	—	(5,219)
Equity in income (loss) from unconsolidated joint ventures	221	(1,284)	(519)	(2,758)
Gain (loss) on sale or write-down of assets, net	10,305	(694)	32,107	14,809
Income tax provision	342	2,000	(4)	2,000
Net (loss) income	(1,084)	(6,979)	7,464	(26,137)
Net income attributable to noncontrolling interest	(395)	(200)	(795)	(783)
Net (loss) income attributable to common shares	$(1,479)	$(7,179)	$6,669	$(26,920)
Earnings per share - basic
Basic and diluted	$(0.17)	$(0.82)	$0.77	$(3.09)
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,717,767	8,639,316	8,717,767